UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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EXXON MOBIL CORPORATION

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Executive Compensation Overview

ExxonMobil

Energy lives here™

2016

Before you cast your vote on Management Resolution Item 3 – Advisory Vote to Approve Executive Compensation, please consider the following:

ExxonMobil conducts business in a volatile commodity price environment and positions itself to achieve industry-leading returns regardless of industry conditions. We continue to create value for our shareholders by confidently and prudently investing through the price cycle to meet long-term energy demand growth. Our integrated business enables us to optimize economic returns across the oil and gas value chain. The Corporation’s success requires a strong culture of performance, a long-term orientation, and constancy of purpose among senior executives, all of which are reinforced by the design of our compensation program.

Please review the content of this Overview, as well as the more detailed information included in the Compensation Discussion and Analysis, compensation tables, and narrative in ExxonMobil’s 2016 Proxy Statement.

Jeffrey J. Woodbury

Vice President, Investor Relations and Secretary

Shareholder Engagement and Prior Say-On-Pay Vote

¡  Shareholder engagement strategy focuses on wide-ranging dialogue between numerous shareholders and management. For 2015, this included:

- Individual conference calls on multiple occasions throughout the year with the Company’s largest shareholders; and,

- Webcast on May 14, 2015, available to all shareholders.

¡  These engagements provided an excellent opportunity to discuss alignment between performance and pay, as well as the Company’s long-standing philosophy that executive compensation should be based on long-term performance, aligned with the investment lead times of the business, as our Proxy materials demonstrate.

¡  In assessing the executive compensation program, the Compensation Committee on multiple occasions:

- Evaluated alternate methods of granting compensation;

- Carefully considered the results of the 2015 advisory vote on executive compensation and the insights gained from this extensive dialogue; and,

- Discussed this subject with its independent consultant.

¡  Based on this assessment, the Committee confirmed that the current compensation program best ensures an unwavering focus on the long-term performance of the business, which the Committee expects will continue generating strong operating and financial results for the benefit of the Company’s long-term shareholders.

¡  The Committee respects all shareholder votes, both “For” and “Against” our compensation program, and is committed to continued engagement with shareholders to ensure a full understanding of diverse viewpoints.

Executive Summary

2015 Say-On-Pay

¡	Say-On-Pay Results: 90.1 percent “For”

¡	We heard positive feedback from shareholders on:

–	Extensive shareholder engagement

–	New disclosure on the 7 key performance metrics that determine the number of long-term stock awards at grant

–	Long-term vesting as a unique design feature that requires stock holding through the commodity cycle

–	Market orientation based on realized and unrealized pay

¡	We also identified two improvement opportunities from our dialogue with shareholders:

–	Further clarify how, in our program, performance criteria at grant (versus vest) strengthen the linkage between performance and pay, and allow for longer vesting periods. The combination of performance criteria at grant and longer vesting results in alignment with shareholder interests in a way that exceeds more traditional performance shares

–	Increase disclosure on how the performance award matrix determines the level of individual stock and bonus awards

Key Messages

Why Vote “For” Say-On-Pay?

¡	Solid business performance through the commodity cycle relative to industry peers (pages 2 and 3)

¡	Compensation is based on significant performance differentiation (pages 4 and 5)

¡	Program design includes extended risk profile and is aligned with the Company’s business model and the interests of long-term shareholders (pages 6, 8, and 9)

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Industry-leading performance across companies within the oil and gas industry of similar scale and complexity formed the basis for compensation decisions made by the Compensation Committee in 2015

1. Safety and Operations Integrity ¡ Leading safety performance; results are a leading indicator of business performance and underscore safety as a core value	2. Return on Average Capital Employed (ROCE)(3) ¡ Balanced and highly competitive portfolio of resources, assets, and products in each business segment, resulting in industry-leading ROCE

3. 10-Year Cumulative Returns(4) ¡ Superior relative returns through a range of economic environments and business cycles ¡ Maintaining leadership position despite industry downturn	4. Total Shareholder Return (TSR)(4) ¡ Leading the industry in TSR in all performance periods, most notably over time periods aligned with long investment lead times of our business

(1) Employees and contractors; includes XTO Energy Inc. data beginning in 2011. (2) Workforce safety data from participating American Petroleum Institute (API) companies; 2015 industry data not available at time of publication. (3) Competitor data estimated on a consistent basis with ExxonMobil and based on public information. For definitions and more information, see page 44 of the Summary Annual Report included with the 2016 Proxy Statement. (4) Cumulative (chart 3) and Annualized (chart 4) returns assuming dividends are reinvested when paid. (5) Chevron, Royal Dutch Shell, Total, and BP weighted by market capitalization; shareholder return data for Total available from 1992. (6) Annual data calculated as average of daily prices from U.S. Energy Information Administration (EIA).

5. Free Cash Flow(7) ¡ Superior cash flow provides capacity for investments and shareholder distributions ¡ Generated $346.8 billion since 2006	6. Shareholder Distributions(8) ¡ Leading shareholder distributions through the cycle ¡ Distributed 54 cents of every dollar of cash flow generated from 2006 to 2015

7. Strategic Business Results and Project Execution(9)

A. Upstream:

Capital-Efficient Resource Developments

¡  Quality resource base, investment discipline, innovative designs, and superior project execution deliver a capital-efficient portfolio

¡  Start-up of 22 major projects since 2012, adding almost 1 million oil-equivalent barrels per day of working interest capacity, with plans to bring another 10 major projects online by 2017

¡  Leading track record of proved reserves replacement; replaced 115 percent since 2006

B. Downstream and Chemical:

Value of Premier Integrated Businesses

¡  Generating superior results and solid cash flow through the cycle

¡  Full value-chain market view and integrated facilities enable more effective response to business environment

¡  80 percent of refining capacity integrated with chemical or lube basestock manufacturing facilities

¡  Strategically investing at advantaged sites to enhance performance

C. Unparalleled Financial Flexibility

¡  Capacity to execute business strategy through the cycle

¡  Substantial flexibility to respond to opportunities

¡  Result of prudent financial management

¡  Unmatched access to capital on the most attractive terms

¡  Stable, attractive partner and capable investor of resources

For the following footnotes, competitor data estimated on a consistent basis with ExxonMobil and based on public information.

(7) BP excludes impact of GOM spill, TNK-BP divestment, and 2013 Rosneft investment. For definitions and more information, see page 45 of the Summary Annual Report included with the 2016 Proxy Statement. (8) Total shareholder distributions divided by market capitalization. Shareholder distributions consist of cash dividends and share buybacks. For more information, see page 45 of the Summary Annual Report included with the 2016 Proxy Statement. (9) More information on Strategic Business Results is included in the CD&A, see page 45. (10) Total Capitalization defined as “Net Debt + Market Capitalization”; and Leverage defined as “Net Debt / Total Capitalization.”

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Design Objectives

Compensation program that rewards outstanding performance, promotes retention, and encourages long-term business decisions

Performance Differentiation

¡	Overall level of individual stock and bonus award grants is determined by the relative performance of the business

¡	Each executive’s total compensation is highly differentiated by individual performance (chart 8, page 5)

Career Orientation

¡	Effective leadership results from broad range of experiences across the business cycle

–	CEO and other Named Executive Officers have career service with ExxonMobil ranging from 23 to more than 40 years

¡	Focus on attracting and retaining best talent available for a lifelong career

¡	Requires a compensation program that promotes retention by delaying majority of annual compensation and placing it at risk of forfeiture

Succession Planning and Continuity of Leadership

¡	Strong belief that executive talent should be developed and promoted from within

¡	Continuity of leadership helps achieve critically important sustainable risk management

Compensation Committee Decisions

¡	Industry-leading performance over investment lead times of the business required in the following 7 key areas to achieve a top quintile bonus and long-term stock award: Safety and Operations Integrity, ROCE, TSR, Free Cash Flow, Shareholder Distributions, Strategic Business Results, and Project Execution

¡	Experience and level of responsibility are also key factors in assessing the contributions of individual executives

¡	Tally sheets and pension modeling provide detailed information, by pay element, and allow for assessment against publicly available data for similar positions at comparator companies

Benchmarking

¡	Evaluation of level of compensation requires comparison against other U.S. companies that generally have large scale and complexity, capital intensity, international operations, and proven sustainability over time

AT&T	Chevron	IBM	Procter & Gamble

Boeing	Ford Motor Company	Johnson & Johnson	United Technologies

Caterpillar	General Electric	Pfizer	Verizon

¡	Assessment of business and individual performance requires comparison against companies of similar scale and complexity in the same industry

Chevron	Royal Dutch Shell	Total	BP

Highest Performance Standards

¡	Performance must be high in all 7 key areas for executive officers to receive an overall superior evaluation

–	Outstanding performance in one area will not cancel out poor performance in another

¡	Annual performance assessment through well-defined process, covering executive officers and more than 1,700 executives worldwide across multiple business lines and staff functions

¡	Performance assessments are spread across 5 quintiles, each of which corresponds to an award level, widely differentiated between highest and lowest quintile

¡	Chart 8 illustrates distribution of stock and bonus awards by individual performance category (quintile) and pay grade, with awards for quintiles 2 through 5 expressed as a percentage of the highest quintile target

8. Performance Criteria and Award Matrix

¡	All 21 executive officers are expected to perform at the highest level or they are replaced

¡	If it is determined that another executive would make a stronger contribution than the current officer, a succession plan is implemented and the incumbent is reassigned or separated

Scale and Complexity

9. Scale of ExxonMobil vs. Benchmark Companies(1)

¡  Chart illustrates scale of ExxonMobil and each business segment on the basis of 2015 revenue

¡  All 3 business segments on a stand-alone basis would rank among other large companies based on revenue

¡  ExxonMobil far exceeds the median of compensation benchmark companies based on revenue (2.9x), market capitalization (1.8x), total assets (2.5x), net income (2.2x), and capital expenditures (8.5x)

¡  Furthermore, ExxonMobil is positioned between the 90th and 100th percentiles in each of these dimensions

¡  The Compensation Committee considers scale and complexity as relevant factors in assessing the appropriateness of pay levels

(1) Benchmark company data based on public information. Revenues represent the financial year ending in 2015, and include sales-based taxes and revenues from discontinued operations where disclosed. Intersegment revenues are excluded.

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Programs applied consistently for the past 14 years to all executives worldwide, including the CEO

Bonus Program

Three performance factors determine the annual bonus and focus executives on sustainable growth in shareholder value:

1.	Size of annual bonus pool determined by a formula, aligned with change in annual earnings

2.	Individual grant levels determined by business and individual performance (chart 8, page 5)

3.	Half of annual bonus delayed until cumulative earnings per share (EPS) reach a specified level; EPS threshold at $6.50 in 2014/2015

10. Change in Earnings vs. Change in Bonus Program

2015 bonus represents 9 percent of CEO’s reported pay and is down 35 percent versus 2014, in line with change in earnings in 2015

Equity Program

Three design principles in combination result in performance and risk profiles aligned with the returns of long-term shareholders:

1.	Number of shares at grant determined by business and individual performance (chart 8, page 5)

2.	Value of shares at vest determined by share price at vest

3.	Time between grant and vest aligned with investment lead times of the business

Vesting periods for senior executives far exceed typical three-year vesting that is common across most industries

¡	Stock awards vest 50 percent in 5 years from grant date and 50 percent in 10 years or retirement, whichever is later; these stock holding requirements are not accelerated upon retirement

¡	Better aligns with time frames over which business decisions affect long-term shareholder value

Example – Stock Award Grant vs. Vest Period for CEO, assuming retirement in 2017

Performance criteria at grant allow ExxonMobil to have long vesting periods while maintaining a significant award performance basis

2015 stock award represents 67 percent of CEO’s reported pay; number of shares granted is consistent with 2014, reflective of ExxonMobil’s industry-leading performance in all 7 key areas over investment lead times of the business

(1) The purpose of the two-thirds adjustment is to mitigate the impact of commodity price swings on short-term earnings performance.

CEO Compensation

11. Reported Pay ¡ Pay granted to CEO in 2015 is down 18 percent versus 2014 ¡ Change reflective of industry downturn and resulting primarily from decrease in annual bonus and share price

12. Reported Pay vs. Realized Pay

¡  Realized pay represents on average 47 percent of total reported pay over CEO’s tenure

¡  Delta results from large portion of reported pay in equity with long vesting periods

13. Realized Pay vs. Benchmark Companies(4) ¡ CEO’s realized pay is below the median of benchmark companies for most of his tenure ¡ In 2014, CEO’s realized pay ranked 8 of 13	14. Realized and Unrealized Pay(4) ¡ CEO’s combined realized and unrealized pay over his tenure is at the 39th percentile of compensation benchmark companies
		ExxonMobil
	CEO’s Tenure 2006 to 2014	Percentile	Position
	Realized Pay	26%	10 of 13
	Combined Realized and Unrealized Pay	39%	8 of 13
	¡ With pension value and nonqualified deferred compensation included, the orientation is between the 38th and 74th percentiles, depending on the method of quantifying pension values

For definitions of the terms “Reported Pay,” “Realized Pay,” and “Unrealized Pay” as used in this Overview, as well as a list of our compensation benchmark companies, see Frequently Used Terms on the back page. (1) Interest rate changes: from 2.5% for 2012 to 3.5% for 2013; to 3.0% for 2014; to 2.75% for 2015. (2) In 2013, the change in pension value was negative (-$6.24 million), but under SEC reporting rules, a negative change in pension value must be shown in the Summary Compensation Table as zero. (3) Exercised last stock options granted in 2001 that would have expired in 2011. No stock options granted since 2001. (4) 2015 benchmark company data not available at time of publication.

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Long Vesting Periods

ExxonMobil’s vesting periods far exceed competitors, are strongly integrated with our business model, and are aligned with long-term shareholder interests

Resulting in extensive stock holding through the commodity cycle

15. Integration of Industry Environment and Compensation Program Design

¡ Chart depicts cumulative vested shares year on year, as compared to Brent price as an indicator of oil and gas industry performance

¡  Illustrates that a program with shorter term vesting enables an opportunity to monetize and diversify investment of realized pay at a much faster pace

¡  In this example, in 2013, on the eve of a greater than 50 percent crude price decline, an alternate formula-based program with three-year vest resulted in payout of 84 percent of awards granted versus ExxonMobil program where only 19 percent of awards granted had vested

Reflective of long investment lead times and well aligned with ExxonMobil’s business model

16. Integration of Project Net Cash Flow and Compensation Program Design

¡ Chart depicts frequency and pace of vested shares each year, as compared to typical net cash flow of a major ExxonMobil project

¡  Illustrates high degree of variability and earlier payout of an alternate formula-based program, which is not aligned with the impact of project decisions spanning a longer period of time

¡  In this example, assuming retirement in 2017, the majority of ExxonMobil awards remain unvested, thus holding the executive accountable many years in the future for business decisions made 12 years prior

For both examples, and in both programs, 100 shares are granted each year from 2006 to 2016.

(1) ExxonMobil equity program: 50 percent of an annual grant of restricted stock or restricted stock units vests in 5 years and the other 50 percent vests in 10 years or retirement, whichever is later. (2) Hypothetical alternate formula-based program: percent of target shares that pay out depending on ExxonMobil’s relative three-year TSR rank versus our primary competitors: Chevron, Royal Dutch Shell, Total, and BP. TSR ranking has been determined by a Monte Carlo simulation that applies equal probability to each rank position. The Monte Carlo simulation method is consistent with U.S. GAAP accounting principles for valuing performance stock awards. Payout factors as follows: 200% of target if ranked 1; 150% of target if ranked 2; 75% of target if ranked 3; and 0% of target if ranked 4 or 5. (3) Annual data calculated as average of daily prices from U.S. Energy Information Administration (EIA).

Periodic Assessment of Program Design

The Compensation Committee periodically evaluates alternate long-term equity programs, including a methodology based on three-year relative TSR

¡	Charts 15 and 16 demonstrate that such a program enables a faster payout schedule, not aligned with the Company’s business model nor the interests of long-term shareholders

¡	In confirming the design of our long-term equity program, the Compensation Committee took into consideration that:

–	Long-term equity programs in which performance criteria apply to the vest date require greater line of sight and thus shorter vesting periods

–	Earlier payout schedules entail a leveraged formula that could focus executives on short-term results at the expense of long-term sustainable growth in shareholder value

–	ExxonMobil executives see a one-for-one change in compensation through share price, aligned with the experience of the long-term shareholder

–	After retirement, ExxonMobil senior executives continue to have grants unvested, which are at risk of forfeiture for 10 years, and cannot be used as collateral for any purpose

A requirement to demonstrate leadership in all 7 key performance areas establishes a significant performance standard at grant which in turn allows ExxonMobil to maintain its uniquely long vesting periods

Sound Governance Practices

How our program encourages the highest performance standards:

✓	Keeps executives focused on delivering industry-leading results over long periods of time, aligned with the Company’s business model

✓	Holds executives accountable for many years, extending well beyond retirement

✓	Aligns the financial gains or losses of each executive with the experience of long-term shareholders

✓	Supports retention and continuity of leadership by encouraging a career orientation

How our program discourages inappropriate risk taking:

✓	Extensive stock holding requirement through total compensation that is heavily weighted towards the equity program with long vesting periods

✓	Unvested stock awards and the delayed payout of half of the annual bonus are subject to forfeiture for resignation or detrimental activity, with no accelerated payout at retirement

✓	Strong bonus clawback policy

✓	No employment contracts, severance agreements, or change-in-control arrangements

✓	Grant decisions based on share-denominated basis (versus price basis) reinforce risk/reward profile of our program

✓	No guaranteed bonuses or additional grants to balance changes in value of prior grants

Our program is applied consistently to all executives, including the CEO

Frequently Used Terms

Please also read the footnotes contained throughout this Overview for additional definitions of terms we use and other important information.

Reported Pay is Total Compensation reported in the Summary Compensation Table, except for years 2006 to 2008, where the grant date value of restricted stock as provided under current SEC rules is used to put all years of compensation on the same basis.

Realized Pay is compensation actually received by the CEO during the year, including salary, current bonus, payouts of previously granted Earnings Bonus Units (EBUs), net spread on stock option exercises, market value at vesting of previously granted stock-based awards, and All Other Compensation amounts realized during the year. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date. Amounts for compensation benchmark companies include salary, bonus, payouts of non-equity incentive plan compensation, and All Other Compensation as reported in the Summary Compensation Table, plus value realized on option exercise or stock vesting as reported in the Option Exercises and Stock Vested table. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date, as well as any retirement-related payouts from pension or nonqualified compensation plans.

Unrealized Pay is calculated on a different basis from the grant date fair value of awards used in the Summary Compensation Table. Unrealized Pay includes the value based on each compensation benchmark company’s closing stock price at fiscal year-end 2014 of unvested restricted stock awards; unvested long-term share and cash performance awards, valued at target levels; and the “in the money” value of unexercised stock options (both vested and unvested). If a CEO retired during the period, outstanding equity is included assuming that unvested awards, as of the retirement date, continued to vest pursuant to the original terms of the award.

Compensation Benchmark Companies consist of AT&T, Boeing, Caterpillar, Chevron, Ford Motor Company, General Electric, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon. For consistency, CEO compensation is based on compensation as disclosed in the Summary Compensation Table of the proxy statements as of August 31, 2015.

Statements regarding future events or conditions are forward-looking statements. Actual future results, including project plans, schedules, and results, as well as the impact of compensation incentives, could differ materially due to changes in oil and gas prices and other factors affecting our industry, technical or operating conditions, and other factors described in Item 1A “Risk Factors” in our most recent Form 10-K. References to oil-equivalent barrels and other quantities of oil and gas herein include amounts not yet classified as proved reserves under SEC rules, but which we believe will ultimately be moved into the proved category and produced.

The term “project” can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Exxon Mobil Corporation
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Irving, Texas 75039-2298
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